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June 14, 2000



Gary Kramer
Badger State Ethanol
12139 Howardsville Rd.
Lena, IL 61048

Dear Mr. Kramer:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Badger State Ethanol regarding the provision of energy management and engineering services.

TERM: The initial term of this Agreement shall be from __________ through ___________, and thereafter for successive one year terms unless and until terminated by either party with thirty (30) days notice.

U.S. ENERGY SHALL:

1) Provide a detailed economic comparison of receiving natural gas transportation service from a Local Distribution Company (LDC), or directly connecting with Northern Natural Gas (NNG) for facility sites under consideration. U.S. Energy will provide BADGER STATE ETHANOL with engineering cost estimates, route drawings, and a project timeline related to constructing pipeline facilities directly connecting BADGER STATE ETHANOL with NNG.

         In the event that the direct connect pipeline option is selected, U.S. Energy will submit a tap request to NNG. Engineering and construction management services related to constructing a pipeline which will interconnect with NNG can be provided by U.S. Energy Services on a fee basis.

2) Determine whether firm, interruptible, or a blend of transportation entitlement with NNG will provide the lowest burnertip cost for BADGER STATE ETHANOL. Factors that will be considered include NNG credits for the new interconnect, cost of an alternative fuel system, and availability of specific receipt point capacity. Analysis of the costs and benefits will require U.S. Energy to negotiate as BADGER STATE ETHANOL' agent with NNG and other potential third party shippers.

3) Provide natural gas supply information to minimize the cost of natural gas purchased by BADGER STATE ETHANOL. This will include acquiring multiple supply quotes and reporting to BADGER STATE ETHANOL the various supply index and fixed prices. U.S. Energy will not take title to BADGER STATE ETHANOL gas supplies, but will communicate supply prices and potential buying strategies.

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4)       Negotiate directly with NNG, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet BADGER STATE ETHANOL's performance criteria at the lowest possible cost.

5) Provide daily nominations to NNG and other applicable parties for BADGER STATE ETHANOL. This will include daily written confirmations to BADGER STATE ETHANOL of all nominations and actual daily usage. U.S. Energy will utilize telemetering to obtain actual usage on a real time basis.

6) Provide advisory services to BADGER STATE ETHANOL regarding electric pricing and service agreements. Such services will include, but are not limited to, the following:

         a) Evaluation of regulator and legislative precedent regarding electric supplier choice options.
         b)   Identification of qualified electric suppliers.
         c)   Evaluation of self-generation options
         d) Development and implementation of an electric sourcing strategic plan. Such plan may include a competitive bid process and/or installation of on-site generation.
         e) Negotiation of electric service agreements that meet the pricing and reliability requirements of BADGER STATE ETHANOL.

7) Prepare detailed cost estimates for substation, transformation and distribution equipment required for service options proposed by service providers.

8) Prepare, implement and modify, as required, an electric and natural gas price risk management plan. The objective of the plan is to achieve stable forward prices that are consistent with BADGER STATE ETHANOL's risk profile and pricing objectives.

9) U.S. Energy will also evaluate on an ongoing basis other options that may reduce energy costs.

10) Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

11) Provide a consolidated monthly invoice that reflects all applicable costs. U.S. Energy will be responsible for reconciling and paying all shipper and supplier invoices.

FEES: U.S. Energy's fee for services described in items 1-11 during the initial term of this Agreement shall be $3,000 per month, plus pre-approved travel expenses not to exceed $2,500 during the initial term of this Agreement. The monthly retainer and out of pocket expenses will begin to accrue on the commencement date of this Agreement. BADGER STATE ETHANOL will not be invoiced until financing for the plant has been secured. In the event that plan financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party.

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TERMINATION: BADGER STATE ETHANOL shall have the unilateral right to terminate this Agreement, with or without cause, at any time during the initial term and any subsequent term of the Agreement within thirty (30) days written notification if not satisfied with U.S. Energy's service.

BILLING AND PAYMENT: On the first of the month, U.S. Energy will invoice BADGER STATE ETHANOL. BADGER STATE ETHANOL shall pay U.S. Energy within ten
(10) days of receipt of invoice.

INDEPENDENT CONTRACTOR: U.S. Energy shall be and remain an independent contractor-consultant during the term of this Agreement, and U.S. Energy, its directors, officers and employees, shall not act for, or bind BADGER STATE ETHANOL in any manner, unless specifically directed by BADGER STATE ETHANOL.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by BADGER STATE ETHANOL. All such information shall be and remain the property of BADGER STATE ETHANOL unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon BADGER STATE ETHANOL' request.

CONFLICT OF INTEREST: U.S. Energy will not, directly or indirectly, engage in any activities which would result in any conflict of interest with BADGER STATE ETHANOL, or enable U.S. Energy to benefit from its relationship with BADGER STATE ETHANOL, except as provided in this Agreement or approved by BADGER STATE ETHANOL.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the following addresses:

         BADGER STATE ETHANOL:      Gary Kramer
                                    Badger State Ethanol
                                    12139 Howardsville Road
                                    Lena, IL 61048

         U.S. ENERGY:               U.S. Energy Services, Inc.
                  (Payment)         c/o US Bank SDS 12-1449
                                    Account #173100561153

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                                    P.O. Box 86
                                    Minneapolis, MN 55486

                  (Notices)         U.S. Energy Services, Inc.
                                    1000 Superior Blvd., Suite 201
                                    Wayzata, MN 55391
                                    Attn:  Casey Whelan

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and BADGER STATE ETHANOL.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding pertaining hereto.

If the above correctly sets forth BADGER STATE ETHANOL's understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy, Attention: Casey Whelan.

Sincerely,


By:  /s/ Casey Whelan
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Title: V.P.
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ACCEPTED AND DATED THIS 1ST
DAY OF JULY, 2000.


BADGER STATE ETHANOL

By:   /s/ Gary L. Kramer
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Title: President
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